Exhibit 99.1

BioAmber Strengthens Board of Directors with Election of Ellen Richstone and

Henry Linsert, Jr.

Minneapolis, MN, May 29, 2014. BioAmber Inc. (NYSE: BIOA), an industrial biotechnology company producing sustainable chemicals, today announced that Ellen Richstone and Henry “Pete” Linsert, Jr. were elected to BioAmber’s board of directors at the Annual Meeting of Shareholders held on May 27, 2014.

Ray Land, BioAmber’s Chairman of the Board, indicated that Pete Linsert brings to the board unique insight into the financing, scale-up, operation and expansion of industrial biotechnology, while Ellen Richstone adds significant finance and corporate governance experience. Mr. Land added, “Both Ellen and Pete have unique perspectives and extensive backgrounds with a broad range of companies and solid business acumen. We look forward to the Company benefitting from their valuable contributions going forward.”

Ms. Richstone and Mr. Linsert were elected by BioAmber’s stockholders as Class I directors, each to hold office until the 2017 annual meeting of stockholders. Ms. Richstone will serve on the Nominating and Corporate Governance Committee and the Audit Committee, and was designated by the Board as an “audit committee financial expert.” Mr. Linsert will serve on the Compensation Committee.

About Ellen Richstone

Ms. Richstone was the Chief Financial Officer of several public and private companies between 1989 and 2012, including Rohr Aerospace (a Fortune 500 Company). From 2002 to 2004, Ms. Richstone served as President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2004 until its sale in 2007, Ms. Richstone was the financial expert on the board of directors of American Power Conversion. Currently, she serves on the corporate advisory boards of Paxeramed, a medical device company, and Pro Teck Valuation Services, and on the boards of non-profit organizations Employment Resources Inc. and the National Association of Corporate Directors-New England. In April 2013, Ms. Richstone was the recipient of the first annual Distinguished Director Award from the Corporate Directors Group. Ms. Richstone graduated from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. She also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s Business School. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors.

About Henry “Pete” Linsert, Jr.

Mr. Linsert was the Chairman of the Board and Chief Executive Officer of Martek Biosciences Corporation from 1989 to 2006. Mr. Linsert subsequently founded Columbia Biosciences Corporation, a developer and manufacturer of fluorescent proteins, antibody conjugates and protein purification ligands, in 2007. Prior to Martek, Mr. Linsert held several leadership positions in venture capital and investment firms. He also served as Captain in the United States Marine Corps. Mr. Linsert received an

M.A. in economics from George Washington University and a B.A. in economics from Duke University. In 2009, Mr. Linsert was one of the three inductees in the Space Technology Hall of Fame. Mr. Linsert currently serves on the review committee of the U.S. National Academies of Sciences for Technology, Innovation and Entrepreneurship.

About BioAmber

BioAmber (NYSE: BIOA) is an industrial biotechnology company producing sustainable chemicals. Its proprietary technology platform combines industrial biotechnology and chemical catalysis to convert renewable feedstock into sustainable chemicals for use in a wide variety of everyday products including plastics, resins, food additives and personal care products. For more information visit www.bio-amber.com.

BioAmber Investor Contact

Michael Rice

LifeSci Advisors, LLC

1350 Avenue of the Americas, 28th Floor

New York, NY 10019

646-597-6979

mrice@lifesciadvisors.com

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